SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13G/A
                                 (Rule 13d-102)

                                 AMENDMENT NO. 2

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1 (b) (c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2 (b)

                            Grant Life Sciences, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   38822R-20-5
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                     10/6/04
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_|   Rule 13d-1(b)
      |X|   Rule 13d-1(c)
      |_|   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

            The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 38822R-20-5                  13G/A
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1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Richard Smithline
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [_]
                                                                         (b) [X]

--------------------------------------------------------------------------------
3.    SEC USE ONLY


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4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER

                     48,227
               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        0
  OWNED BY     -----------------------------------------------------------------
    EACH       7.    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            48,227
    WITH       -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     0
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      48,227
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.08%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 38822R-20-5                  13G/A
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Centrecourt Asset Management LLC
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [_]
                                                                         (b) [X]

--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER

                     0
               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        0
  OWNED BY     -----------------------------------------------------------------
    EACH       7.    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            0
    WITH       -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     0
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      0
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.0%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*

      OO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 38822R-20-5                  13G/A
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      CAM Opportunity Advisors LLC
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [_]
                                                                         (b) [X]

--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER

                     0
               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        0
  OWNED BY     -----------------------------------------------------------------
    EACH       7.    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            0
    WITH       -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     0
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      0
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.0%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*

      OO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 38822R-20-5                  13G/A
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      CAMOFI Master LDC
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [_]
                                                                         (b) [X]

--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Cayman Islands
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER

                     0
               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        0
  OWNED BY     -----------------------------------------------------------------
    EACH       7.    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            0
    WITH       -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     0
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      0
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.0%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*

      OO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

This Amendment No. 2 amends and restates the statement on Schedule 13G/A (the "Schedule 13G/A") filed on November 30, 2004 on behalf of the Reporting Persons (as defined in Item 2 below) relating to shares of common stock, par value $0.001 per share ("Common Stock") of Grant Life Sciences, Inc.

================================================================================

Item 1.

      (a)   Name of Issuer.

            Grant Life Sciences, Inc.

      (b)   Address of Issuer's Principal Executive Offices.

            64 East Winchester, Suite #205
            Murray, Utah 84107

Item 2.

      (a)   Name of Person Filing.

            This Schedule 13G/A is being filed with respect to shares of Common Stock of the Issuer which are beneficially owned by Richard Smithline, Centrecourt Asset Management LLC ("Centrecourt"), CAM Opportunity Advisors LLC ("CAM Opportunity") and CAMOFI Master LDC ("CAMOFI") (collectively, the "Reporting Persons").

            The Reporting Persons are making a joint filing because they may be deemed a group pursuant to Section 13 of the Securities Exchange Act of 1934. The Reporting Persons do not affirm the existence of such a group.

      (b)   Address of Principal Business Office or, if none, Residence.

            The principal business address of each of Mr. Smithline, Centrecourt and CAM Opportunity is:

            350 Madison Avenue, 8th Floor
            New York, NY 10017

            The principal business address of CAMOFI is:

            P.O. Box 32021 SMB
            Anchorage Centre, 2nd Floor
            Grand Cayman, Cayman Islands

      (c)   Citizenship.

            Mr. Smithline is a United States citizen.

            Centrecourt Asset Management LLC is organized and existing in Delaware.

            CAM Opportunity Advisors LLC is organized and existing in Delaware.

            CAMOFI is organized and existing in the Cayman Islands.

      (d)   Title of Class of Securities.

            Common Stock, $0.001 par value per share

      (e)   CUSIP Number.

            38822R-20-5

Item 3. If this statement is filed pursuant to Rule 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

      (a)  |_|  Broker or dealer registered under Section 15 of the Act.
      (b)  |_|  Bank as defined in Section 3(a)(6) of the Act.
      (c)  |_|  Insurance Company as defined in Section 3(a)(19) of the Act.
      (d) |_| Investment Company registered under Section 8 of the Investment Company Act.
      (e)  |_|  Investment Adviser in accordance with Sec.
                240.13d-1(b)(1)(ii)(E).
      (f) |_| Employee Benefit Plan or Endowment Fund in accordance with Sec. 240.13d-1(b)(1)(ii)(F).
      (g)  |_|  Parent holding company, in accordance with Sec.
                240.13d-1(b)(ii)(G).
      (h) |_| A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.
      (i) |_| A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940.
      (j)  |X|  Group, in accordance with Sec. 240.13d-1(b)(1)(ii)(J).

      If this statement is filed pursuant to Sec. 240.13d-1(c), check this box |X|.

Item 4. Ownership

      (a)   Amount Beneficially Owned.
                                       Mr. Smithline: 48,227 (comprised of
                                       48,227 shares underlying warrants held by Mr. Smithline).

                                       Centrecourt: 0.

                                       CAM Opportunity: 0.

                                       CAMOFI: 0.

      (b)   Percent of Class.          Mr. Smithline: 0.08%
                                       Centrecourt: 0%
                                       CAM Opportunity: 0%
                                       CAMOFI: 0%

      (c)   Number of shares as to which each such person has

      (i)   sole power to vote or to direct the vote:
                                                           Mr. Smithline: 48,227
                                                           Centrecourt : 0
                                                           CAM Opportunity: 0
                                                           DCAMOFI: 0

      (ii)  shared power to vote or to direct the vote:
                                                           Mr. Smithline: 0
                                                           Centrecourt: 0
                                                           CAM Opportunity: 0
                                                           CAMOFI: 0

      (iii) sole power to dispose or to direct the disposition of:
                                                           Mr. Smithline: 48,227
                                                           Centrecourt: 0
                                                           CAM Opportunity: 0
                                                           CAMOFI: 0

      (iv)  shared power to dispose or to direct the disposition of:
                                                           Mr. Smithline: 0
                                                           Centrecourt: 0
                                                           CAM Opportunity: 0
                                                           CAMOFI: 0

Item 5. Ownership of Five Percent or Less of a Class.

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X]

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

            Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

            See Item 4(a) above, which is incorporated by reference herein.

Item 8. Identification and Classification of Members of the Group.

      The Reporting Persons may be deemed to constitute a group with one another pursuant to Section 13 of the Securities Exchange Act of 1934. The Reporting Persons do not affirm the existence of such a group.

Item 9. Notice of Dissolution of Group.

            Not applicable.

Item 10. Certifications.

      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: October 18, 2005


/s/ Richard Smithline
------------------------------------------
Richard Smithline


Centrecourt Asset Management LLC

By: /s/ Richard Smithline
    --------------------------------------
Name: Richard Smithline
Title: Managing Member


CAM Opportunity Advisors LLC

By: /s/ Richard Smithline
    --------------------------------------
Name: Richard Smithline
Title: Managing Member


CAMOFI Master LDC

By: /s/ Richard Smithline
    --------------------------------------
Name: Richard Smithline
Title: Director

      Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (see 18 U.S.C. 1001).

                                    EXHIBIT A

                                    AGREEMENT
                          JOINT FILING OF SCHEDULE 13G

      The undersigned hereby agree jointly to prepare and file with regulatory authorities a Schedule 13G and any amendments thereto reporting each of the undersigned's ownership of securities of Grant Life Sciences, Inc. and hereby affirm that such Schedule 13G is being filed on behalf of each of the undersigned.

Date: October 18, 2005


/s/ Richard Smithline
------------------------------------------
Richard Smithline


Centrecourt Asset Management LLC

By: /s/ Richard Smithline
    --------------------------------------
Name: Richard Smithline
Title: Managing Member


CAM Opportunity Advisors LLC

By: /s/ Richard Smithline
    --------------------------------------
Name: Richard Smithline
Title: Managing Member


CAMOFI Master LDC

By: /s/ Richard Smithline
    --------------------------------------
Name: Richard Smithline
Title: Director